DIRECTOR RESIGNATION AND RELEASE AGREEMENT

THIS DIRECTOR RESIGNATION AND RELEASE AGREEMENT (this “Agreement”) is made and dated as of January 6, 2016 (the “Effective Date”) by and among Fresh Promise Foods, Inc., a Nevada corporation (“Corporation”) and Kevin P. Quirk, an individual resident of the State of Georgia (“Quirk”) as follows:

RECITALS

Quirk has served as an officer and director of the Corporation since February, 2013 and currently serves as the Corporation’s chief executive officer and as a member of the board of directors.

Quirk and Corporation have determined that it would be mutually beneficial for Quirk to resign as an officer and as a director of the corporation.

NOW, THEREFORE, in consideration of their respective rights and obligations, the mutual promises and releases contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Consideration. In consideration for Quirk’s resignation as chief executive officer of Corporation and as a director of Corporation as provided in the resignation letter attached hereto as Exhibit A (the “Resignation Letter”), Corporation is entering into this Agreement. All parties agree that such consideration is just and fair.

2. Release by Corporation and Affiliates. Immediately upon the receipt by Corporation of the Resignation Letter, Corporation, on behalf of itself and its shareholders, officers, directors, managers, subsidiaries, employees, attorneys, agents, representatives and affiliates, whether former or current, hereby (a) fully releases, remises, acquits and forever discharges Quirk and each of his employees, attorneys, agents, representatives, heirs and affiliates, whether former or current, from any and all claims, demands, actions, causes of action, damages, obligations, liabilities, losses and expenses of whatsoever kind or nature, whether raised or not, that relate to any actions or omissions (or alleged actions or omissions) of Quirk as a shareholder, employee, officer and director of Corporation which occurred or existed or may occur or exist at any time before the Effective Date (collectively, the “Service Activities”), whether or not now known or suspected or claimed, and whether in law, admiralty, arbitration, administrative, equity or otherwise, and (b) expressly waives any and all claims or rights to assert that any matter, cause, or thing of any kind or nature whatsoever has been, through oversight or error, either intentionally or unintentionally omitted to the extent such claims or rights relate to the Service Activities.

3. Release by Quirk. Effective with the release of the Corporation in Section 2 above, Quirk, on behalf of himself and his employees, attorneys, agents, representatives, heirs and affiliates, whether former or current, hereby (a) fully releases, remises, acquits and forever discharges each of Corporation and each of its shareholders, officers, directors, subsidiaries, employees, attorneys, agents, representatives and affiliates, whether former or current, from any and all claims, demands, actions, causes of action, damages, obligations, liabilities, losses and expenses of whatsoever kind or nature, whether raised or not, that relate to the Service Activities which occurred or existed or may occur or exist at any time before the Effective Date, whether or not now known or suspected or claimed, and whether in law, admiralty, arbitration, administrative, equity or otherwise, and (b) expressly waives any and all claims or rights to assert that any matter, cause, or thing of any kind or nature whatsoever has been, through oversight or error, either intentionally or unintentionally omitted to the extent such claims or rights relate to the Service Activities.

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4. Covenant Not to Sue. Each of Corporation and Quirk, on behalf of itself and its respective, shareholders, officers, directors, managers, subsidiaries, employees, attorneys, agents, representatives, heirs and affiliates, whether former or current, hereby covenants and agrees not to sue (or institute any dispute resolution proceeding against) the other party, or its shareholders, officers, directors, managers, subsidiaries, employees, attorneys, agents, representatives, heirs and affiliates, whether former or current, with respect to any issue or matter relating to this Agreement or the Service Activities, which occurred or existed or may occur or exist at any time before the Effective Date (except a lawsuit to enforce the terms of this Agreement).

5. Representations and Warranties. Each party represents and warrants that it has not heretofore or otherwise transferred to any persons any claim or potential claim which it may have against the other party, and that it has fully power, right, and authority to execute this Agreement and to take all steps necessary to implement its terms and conditions. Each party represents and warrants that no consent of any person or entity not a party to this Agreement is necessary for this Agreement to be fully and completely binding upon all of the Parties.

6. Choice of Law and Forum. This Agreement is made under and shall be construed and enforced in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles that would require or permit a court to consider the laws of any other state. All matters or disputes relating to the construction and performance of this Agreement shall be litigated only in the courts of Cobb County, State of Georgia or in the U.S. District Court for the Northern District of Georgia (and no other).

7. Assignment. No party may assign this Agreement without the prior written consent of all of the other party, such consent not to be unreasonably delayed, conditioned, or withheld. Any assignments in violation of this provision shall be void.

8. Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding between the parties, and supersedes and replaces all prior negotiations, representations, or agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof. No covenant or condition not expressed in this Agreement shall affect or be effective to interpret, change, or restrict this Agreement.

9. Successors and Assigns. Every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, legal representatives, owners, and transferees.

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10. No Oral Modification. No change or termination of any provision of this Agreement shall be binding unless in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. No representations have been made to induce any party to enter into this Agreement except for those representations expressly stated herein. No provision of this Agreement may be waived, except by a writing signed by the party charged with such waiver and such waiver shall be limited to the terms of such writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof, nor shall any such waiver by any party be deemed to be a continuing waiver. No delay or omission by any party in exercising any right hereunder, at law or in equity, or otherwise, shall impair any such right, or be construed as a waiver thereof, or any acquiescence therein, nor shall any single or partial exercise of any right preclude other or further exercise thereof, or the exercise of any other right.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Fresh Promise Foods, Inc.

By:	/s/ Scott Martin	/s/ Kevin P. Quirk
Name:	Scott Martin	Kevin P. Quirk
Title:	Director

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Exhibit A

Resignation Letter

(see attached)

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